Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 15, 2017, relating to the consolidated financial statements of Goldcorp Inc. and subsidiaries and the effectiveness of Goldcorp Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 40-F of Goldcorp Inc. for the year ended December 31, 2016. and the reference to us under the heading “Experts” in the Offer and Circular which is part of this Registration Statement.

Deloitte LLP

/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
April 20, 2017

[CONSENT OF DELOITTE LLP TO FORM F-10]